Exhibit 16(vi) under Form N-1A
Exhibit 99 under Item 601/Reg.S-K


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


                                                              ------------------------------------------------
G P Intermediate Bond Fund                     Yield = 2{(    $698,203.42   -     $87,550.09      )+1)^6-1}=
                                                              ------------------------------------------------
Computation of SEC Yield                                      13,414,808    *(    $10.48          -           0.00000)
As of:  February 28, 1998
                                                              SEC Yield =         5.27%

Dividend and/or Interest
Inc for the 30 days ended      $698,203.42

Net Expenses for               $87,550.09
the Period

Avg Daily Shares
Outstanding and entitled
to receive dividends           13,414,808

Maxium offering price          $10.48
per share as of 2-28-98

Undistributed net income

Tax Equivalent Yield
(assumes individual
  does not itemize
  on Federal Return)

100 % minus the Federal
taxable % (100%-28%=72%)

30 SEC yield / by the tax
equiv % (0.00% / 72.0%)=       7.32%




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